Exhibit 99.1

Contacts:	Alex Abraham (media)	Christopher Jakubik, CFA (investors)
	Alex.Abraham@kraftheinz.com	ir@kraftheinz.com
KRAFT HEINZ REPORTS FIRST QUARTER 2022 RESULTS
Ongoing Transformation Powers Strong Start to the Year

Raises Full Year Outlook for Organic Net Sales(1)(2) While Holding to Previous Adjusted EBITDA(1)(2) Expectations

PITTSBURGH & CHICAGO - April 27, 2022 - The Kraft Heinz Company (Nasdaq: KHC) (“Kraft Heinz” or the “Company”) today reported financial results for the first quarter of 2022 that reflected strong price realization, resilient retail demand, and foodservice growth.

"Our first quarter was a strong start to the year and yet another period where our team rose to mitigate new and different macro environment challenges," said Kraft Heinz CEO Miguel Patricio. "We continue to build critical capabilities, greater corporate agility, and additional financial flexibility to address short-term turmoil while building our long-term advantage. We still have work to do, more opportunity ahead, and we remain confident in our ability to deliver our plan for the year as well as our long-term growth strategy."

Net Sales
In millions
	Net Sales			Organic Net Sales(1) Growth
	March 26, 2022	March 27, 2021	% Chg vs PY	YoY Growth Rate	Price	Volume/Mix
For the Three Months Ended
United States	$4,214	$4,608	(8.5)%	7.2%	9.3 pp	(2.1) pp
International	1,444	1,394	3.6%	6.7%	8.2 pp	(1.5) pp
Canada	387	392	(1.5)%	2.5%	8.0 pp	(5.5) pp
Kraft Heinz	$6,045	$6,394	(5.5)%	6.8%	9.0 pp	(2.2) pp

Net Income/(Loss) and Diluted EPS
In millions, except per share data
	For the Three Months Ended
	March 26, 2022	March 27, 2021	% Chg vs PY
Gross profit	$1,931	$2,201	(12.3)%
Operating income/(loss)	1,115	1,089	2.4%
Net income/(loss)	781	568	37.5%
Net income/(loss) attributable to common shareholders	776	563	37.8%
Diluted EPS	$0.63	$0.46	37.0%

Adjusted EPS(1)	0.60	0.72	(16.7)%
Adjusted EBITDA(1)	$1,342	$1,580	(15.1)%
Q1 2022 Financial Summary
•Net sales decreased 5.5 percent versus the year-ago period to $6.0 billion, including a negative 11.2 percentage point impact from divestitures net of acquisitions and a negative 1.1 percentage point impact from currency. Organic Net Sales increased 6.8 percent versus the prior year period. Pricing was up 9.0 percentage points versus the prior year period with growth across each reporting segment that was primarily driven by increases to mitigate rising input costs in retail and foodservice channels. Volume/mix declined 2.2 percentage points versus the year-ago period reflecting supply constraints that were partially offset by strong demand for products in retail and a continued recovery in foodservice channels.

•Net income/(loss) increased 37.5 percent versus the year-ago period to $781 million primarily driven by lower non-cash impairment losses in the current year period, lower interest expense primarily due to debt extinguishment costs in the prior year period, and favorable changes in other expense/(income). These factors were partially offset by lower Adjusted EBITDA and higher tax expenses versus the prior year period. Adjusted EBITDA decreased 15.1 percent versus the year-ago period to $1.3 billion with performance including an unfavorable impact from divestitures of 7.2 percentage points and an unfavorable 0.6 percentage point impact from currency. The remaining year-over-year change in Adjusted EBITDA reflected higher pricing and efficiency gains that were more than offset by higher commodity costs, primarily in dairy, packaging materials, and meat, as well as higher supply chain costs, reflecting inflationary pressure in procurement, logistics and manufacturing costs.

•Diluted EPS was $0.63, up 37.0 percent versus the prior year, driven by the net income/(loss) factors discussed above. Adjusted EPS(1) was $0.60, down 16.7 percent versus the prior year, primarily driven by lower Adjusted EBITDA, including a negative $0.08 impact from divestitures, and higher taxes on adjusted earnings that more than offset lower interest expense versus the prior year period.

•Net cash provided by operating activities was $486 million, down 40.0 percent versus the year-ago period, primarily driven by lower Adjusted EBITDA and higher cash outflows for inventories primarily related to stock rebuilding and increased input costs. These impacts were partially offset by lower cash outflows for interest primarily due to prior year reduction of long-term debt and lower cash outflows for variable compensation in 2022 compared to 2021. Free Cash Flow(1) was $272 million, down 53.4 percent versus the comparable prior year period due to the lower net cash provided by operating activities that was partially offset by lower capital expenditures versus the prior year period.

Outlook
The Company continues to expect strong financial performance in 2022. The Company is raising expectations for 2022 Organic Net Sales(2) to a mid-single-digit percentage increase versus the prior year period, reflecting strong performance to date, ongoing business momentum, and additional pricing actions to mitigate ongoing inflation. The Company continues to expect Adjusted EBITDA(2) to be in the range of $5.8 billion to $6.0 billion with a 48 percent to 52 percent first half to second half split. This reflects a 53rd week in 2022, the impact of divestitures versus the prior year, strong Organic Net Sales as well as the Company's ongoing efforts to manage inflationary pressures, including unlocking gross efficiencies, as it continues to invest in long-term growth.

End Notes
(1)Organic Net Sales, Adjusted EBITDA, Adjusted EPS, Constant Currency Adjusted EBITDA, and Free Cash Flow are non-GAAP financial measures. Please see discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information.
(2)Full year 2022 guidance for Organic Net Sales and Adjusted EBITDA is provided on a non-GAAP basis only because certain information necessary to calculate the most comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of such items impacting comparability, including, but not limited to, the impact of currency, acquisitions and divestitures, divestiture-related license income, restructuring activities, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, and equity award compensation expense, among other items. Therefore, as a result of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of these measures without unreasonable effort.

Earnings Discussion and Webcast Information
A pre-recorded management discussion of The Kraft Heinz Company's first quarter 2022 earnings is available at ir.kraftheinzcompany.com. The Company will host a live question and answer session beginning today at 9:00 a.m. Eastern Daylight Time. A webcast of the session will be accessible at ir.kraftheinzcompany.com.
ABOUT THE KRAFT HEINZ COMPANY
We are driving transformation at The Kraft Heinz Company (Nasdaq: KHC), inspired by our Purpose, Let’s Make Life Delicious. Consumers are at the center of everything we do. With 2021 net sales of approximately $26 billion, we are committed to growing our iconic and emerging food and beverage brands on a global scale. We leverage our scale and agility to unleash the full power of Kraft Heinz across a portfolio of six consumer-driven product platforms. As global citizens, we’re dedicated to making a sustainable, ethical impact while helping feed the world in healthy, responsible ways. Learn more about our journey by visiting www.kraftheinzcompany.com or following us on LinkedIn and Twitter.

Forward-Looking Statements
This press release contains a number of forward-looking statements. Words such as “address,” “anticipate,” “believe,” “build,” "deliver,” “drive,” “expand,” “expect,” “grow,” “improve,” “intend,” “invest,” “leverage,” “mitigate,” “plan,” “reflect,” “transform,” “will,” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company's plans, impacts of accounting standards and guidance, growth, legal matters, taxes, costs and cost savings, impairments, dividends, expectations, investments, innovations, opportunities, capabilities, execution, initiatives, and pipeline. These forward-looking statements reflect management's current expectations and are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company's control.
Important factors that may affect the Company's business and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impacts of COVID-19 and government and consumer responses; operating in a highly competitive industry; the Company’s ability to correctly predict, identify, and interpret changes in consumer preferences and demand, to offer new products to meet those changes, and to respond to competitive innovation; changes in the retail landscape or the loss of key retail customers; changes in the Company's relationships with significant customers or suppliers, or in other business relationships; the Company’s ability to maintain, extend, and expand its reputation and brand image; the Company’s ability to leverage its brand value to compete against private label products; the Company’s ability to drive revenue growth in its key product categories or platforms, increase its market share, or add products that are in faster-growing and more profitable categories; product recalls or other product liability claims; climate change and legal or regulatory responses; the Company’s ability to identify, complete, or realize the benefits from strategic acquisitions, alliances, divestitures, joint ventures, or other investments; the Company's ability to successfully execute its strategic initiatives; the impacts of the Company's international operations; the Company's ability to protect intellectual property rights; the Company's ownership structure; the Company’s ability to realize the anticipated benefits from prior or future streamlining actions to reduce fixed costs, simplify or improve processes, and improve its competitiveness; the Company's level of indebtedness, as well as our ability to comply with covenants under our debt instruments; additional impairments of the carrying amounts of goodwill or other indefinite-lived intangible assets; foreign exchange rate fluctuations; volatility in commodity, energy, and other input costs; volatility in the market value of all or a portion of the commodity derivatives we use; compliance with laws and regulations and related legal claims or regulatory enforcement actions; failure to maintain an effective system of internal controls; a downgrade in the Company's credit rating; the impact of future sales of the Company's common stock in the public market; the Company’s ability to continue to pay a regular dividend and the amounts of any such dividends; unanticipated business disruptions and natural events in the locations in which the Company or the Company's customers, suppliers, distributors, or regulators operate; economic and political conditions in the United States and in various other nations where the Company does business (including the Russia and Ukraine conflict and its regional and global ramifications); changes in the Company's management team or other key personnel and the Company's ability to hire or retain key personnel or a highly skilled and diverse global workforce; risks associated with information technology and systems, including service interruptions, misappropriation of data, or breaches of security; increased pension, labor, and people-related expenses; changes in tax laws and interpretations; volatility of capital markets and other macroeconomic factors; and other factors. For additional information on these and other factors that could affect the Company's forward-looking statements, see the Company's risk factors, as they may be amended from time to time, set forth in its filings with the Securities and Exchange Commission. The Company disclaims and does not undertake any obligation to update, revise, or withdraw any forward-looking statement in this press release, except as required by applicable law or regulation.

Non-GAAP Financial Measures
The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) that are presented in this press release.
To supplement the financial information provided, the Company has presented Organic Net Sales, Adjusted EBITDA, Constant Currency Adjusted EBITDA, Adjusted EPS, and Free Cash Flow, which are considered non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net sales, net income/(loss), diluted earnings per share ("EPS"), net cash provided by/(used for) operating activities, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.
Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations. Management believes that presenting the Company's non-GAAP financial measures (i.e., Organic Net Sales, Adjusted EBITDA, Constant Currency Adjusted EBITDA, Adjusted EPS, and Free Cash Flow) is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.
Organic Net Sales is defined as net sales excluding, when they occur, the impact of currency, acquisitions and divestitures, and a 53rd week of shipments. The Company calculates the impact of currency on net sales by holding exchange rates constant at the previous year's exchange rate, with the exception of highly inflationary subsidiaries, for which the Company calculates the previous year's results using the current year's exchange rate. Organic Net Sales is a tool that can assist management and investors in comparing the Company's performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations.

Adjusted EBITDA is defined as net income/(loss) from continuing operations before interest expense, other expense/(income), provision for/(benefit from) income taxes, and depreciation and amortization (excluding restructuring activities); in addition to these adjustments, the Company excludes, when they occur, the impacts of divestiture-related license income (e.g., income related to the sale of licenses in connection with the Cheese Transaction), restructuring activities, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, and equity award compensation expense (excluding restructuring activities). The Company also presents Adjusted EBITDA on a constant currency basis. The Company calculates the impact of currency on Adjusted EBITDA by holding exchange rates constant at the previous year's exchange rate, with the exception of highly inflationary subsidiaries, for which it calculates the previous year's results using the current year's exchange rate. Adjusted EBITDA and Constant Currency Adjusted EBITDA are tools that can assist management and investors in comparing the Company's performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations.
Adjusted EPS is defined as diluted earnings per share excluding, when they occur, the impacts of restructuring activities, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, losses/(gains) on the sale of a business, other losses/(gains) related to acquisitions and divestitures (e.g., tax and hedging impacts), nonmonetary currency devaluation (e.g., remeasurement gains and losses), debt prepayment and extinguishment costs, and certain significant discrete income tax items (e.g., U.S. and non-U.S. tax reform), and including when they occur, adjustments to reflect preferred stock dividend payments on an accrual basis. The Company believes Adjusted EPS provides important comparability of underlying operating results, allowing investors and management to assess operating performance on a consistent basis.
Free Cash Flow is defined as net cash provided by/(used for) operating activities less capital expenditures. The Company believes Free Cash Flow provides a measure of the Company's core operating performance, the cash-generating capabilities of the Company's business operations, and is one factor used in determining the amount of cash available for debt repayments, dividends, acquisitions, share repurchases, and other corporate purposes. The use of this non-GAAP measure does not imply or represent the residual cash flow for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.
See the attached schedules for supplemental financial data, which includes the financial information, the non-GAAP financial measures and corresponding reconciliations to the comparable GAAP financial measures for the relevant periods.

		Schedule 1
The Kraft Heinz Company Condensed Consolidated Statements of Income (in millions, except per share data) (Unaudited)
	For the Three Months Ended
	March 26, 2022	March 27, 2021
Net sales	$6,045	$6,394
Cost of products sold	4,114	4,193
Gross profit	1,931	2,201
Selling, general and administrative expenses, excluding impairment losses	827	882
Goodwill impairment losses	(11)	230
Selling, general and administrative expenses	816	1,112
Operating income/(loss)	1,115	1,089
Interest expense	242	415
Other expense/(income)	(98)	(30)
Income/(loss) before income taxes	971	704
Provision for/(benefit from) income taxes	190	136
Net income/(loss)	781	568
Net income/(loss) attributable to noncontrolling interest	5	5
Net income/(loss) attributable to common shareholders	$776	$563

Basic shares outstanding	1,225	1,223
Diluted shares outstanding	1,234	1,232

Per share data applicable to common shareholders:
Basic earnings/(loss) per share	$0.63	$0.46
Diluted earnings/(loss) per share	0.63	0.46

					Schedule 2
The Kraft Heinz Company Reconciliation of Net Sales to Organic Net Sales For the Three Months Ended (dollars in millions) (Unaudited)
	Net Sales	Currency	Acquisitions and Divestitures	Organic Net Sales	Price	Volume/Mix
March 26, 2022
United States	$4,214	$—	$—	$4,214
International	1,444	(65)	30	1,479
Canada	387	(1)	—	388
Kraft Heinz	$6,045	$(66)	$30	$6,081

March 27, 2021
United States	$4,608	$—	$678	$3,930
International	1,394	3	5	1,386
Canada	392	—	14	378
Kraft Heinz	$6,394	$3	$697	$5,694

Year-over-year growth rates
United States	(8.5)%	0.0 pp	(15.7) pp	7.2%	9.3 pp	(2.1) pp
International	3.6%	(4.9) pp	1.8 pp	6.7%	8.2 pp	(1.5) pp
Canada	(1.5)%	(0.2) pp	(3.8) pp	2.5%	8.0 pp	(5.5) pp
Kraft Heinz	(5.5)%	(1.1) pp	(11.2) pp	6.8%	9.0 pp	(2.2) pp

	Schedule 3
The Kraft Heinz Company Reconciliation of Net Income/(Loss) to Adjusted EBITDA (dollars in millions) (Unaudited)
	For the Three Months Ended
	March 26, 2022	March 27, 2021
Net income/(loss)	$781	$568
Interest expense	242	415
Other expense/(income)	(98)	(30)
Provision for/(benefit from) income taxes	190	136
Operating income/(loss)	1,115	1,089
Depreciation and amortization (excluding restructuring activities)	217	222
Divestiture-related license income	(14)	—
Restructuring activities	19	18
Deal costs	8	7
Unrealized losses/(gains) on commodity hedges	(92)	(37)
Impairment losses	55	230
Equity award compensation expense (excluding restructuring activities)	34	51
Adjusted EBITDA	$1,342	$1,580

Segment Adjusted EBITDA:
United States	$1,091	$1,280
International	242	283
Canada	82	87
General corporate expenses	(73)	(70)
Adjusted EBITDA	$1,342	$1,580

			Schedule 4
The Kraft Heinz Company Reconciliation of Adjusted EBITDA to Constant Currency Adjusted EBITDA For the Three Months Ended (dollars in millions) (Unaudited)
	Adjusted EBITDA	Currency	Constant Currency Adjusted EBITDA
March 26, 2022
United States	$1,091	$—	$1,091
International	242	(9)	251
Canada	82	—	82
General corporate expenses	(73)	1	(74)
Kraft Heinz	$1,342	$(8)	$1,350

March 27, 2021
United States	$1,280	$—	$1,280
International	283	1	282
Canada	87	—	87
General corporate expenses	(70)	—	(70)
Kraft Heinz	$1,580	$1	$1,579

Year-over-year growth rates
United States	(14.8)%	0.0 pp	(14.8)%
International	(14.4)%	(3.6) pp	(10.8)%
Canada	(5.8)%	(0.2) pp	(5.6)%
General corporate expenses	4.5%	(1.9) pp	6.4%
Kraft Heinz	(15.1)%	(0.6) pp	(14.5)%

	Schedule 5
The Kraft Heinz Company Reconciliation of Diluted EPS to Adjusted EPS (Unaudited)
	For the Three Months Ended
	March 26, 2022	March 27, 2021
Diluted EPS	$0.63	$0.46
Restructuring activities(a)	0.01	0.01
Unrealized losses/(gains) on commodity hedges(b)	(0.05)	(0.02)
Impairment losses(c)	0.03	0.19
Losses/(gains) on sale of business(d)	—	0.02
Other losses/(gains) related to acquisitions and divestitures(e)	(0.02)	—
Debt prepayment and extinguishment costs(f)	—	0.06
Adjusted EPS	$0.60	$0.72
(a)    Gross expenses included in restructuring activities were $19 million ($14 million after-tax) for the three months ended March 26, 2022 and $18 million ($13 million after tax) for the three months ended March 27, 2021 and were recorded in the following income statement line items:
•Cost of products sold included expenses of $4 million for the three months ended March 26, 2022 and $3 million for the three months ended March 27, 2021; and
•SG&A included expenses of $15 million for the three months ended March 26, 2022 and $15 million for the three months ended March 27, 2021.
(b)    Gross expenses/(income) included in unrealized losses/(gains) on commodity hedges were income of $92 million ($69 million after-tax) for the three months ended March 26, 2022 and $37 million ($27 million after-tax) for the three months ended March 27, 2021 and were recorded in cost of products sold.
(c)    Gross impairment losses included the following:
•Income related to goodwill impairment of $11 million ($11 million after-tax) for the three months ended March 26, 2022 and goodwill impairment losses of $230 million ($230 million after-tax) for the three months ended March 27, 2021 and were recorded in SG&A.
•Property, plant and equipment asset impairment losses of $66 million ($50 million after-tax) for the three months ended March 26, 2022, which were recorded in cost of products sold.
(d)    Gross expenses/(income) included in losses/(gains) on sale of business were expenses of $1 million ($1 million after-tax) for the three months ended March 26, 2022 and $19 million ($19 million after-tax) for the three months ended March 27, 2021 and were recorded in other expense/(income).
(e) Gross expenses/(income) included in other losses/(gains) related to acquisitions and divestitures were income of $38 million ($29 million after-tax) for the three months ended March 26, 2022 and were recorded in other expense/(income).
(f)    Gross expenses included in debt prepayment and extinguishment costs were $106 million ($80 million after-tax) for the three months ended March 27, 2021 and were recorded in interest expense.

		Schedule 6
The Kraft Heinz Company Key Drivers of Change in Adjusted EPS (Unaudited)
	For the Three Months Ended
	March 26, 2022	March 27, 2021	$ Change
Key drivers of change in Adjusted EPS:
Results of operations(a)(b)	$0.76	$0.82	$(0.06)
Results of divested operations	—	0.08	(0.08)
Interest expense	(0.17)	(0.21)	0.04
Other expense/(income)	0.04	0.03	0.01
Effective tax rate	(0.03)	—	(0.03)
Adjusted EPS	$0.60	$0.72	$(0.12)
(a) Includes non-cash amortization of definite-lived intangible assets, which accounted for a negative impact to Adjusted EPS from results of operations of $0.04 for the three months ended March 26, 2022 and March 27, 2021.
(b) Includes divestiture-related license income, which accounted for a benefit to Adjusted EPS from results of operations of $0.01 for the three months ended March 26, 2022.

	Schedule 7
The Kraft Heinz Company Condensed Consolidated Balance Sheets (in millions, except per share data) (Unaudited)
	March 26, 2022	December 25, 2021
ASSETS
Cash and cash equivalents	$2,978	$3,445
Trade receivables, net	2,067	1,957
Inventories	3,093	2,729
Prepaid expenses	179	136
Other current assets	869	716
Assets held for sale	89	11
Total current assets	9,275	8,994
Property, plant and equipment, net	6,602	6,806
Goodwill	31,440	31,296
Intangible assets, net	43,640	43,542
Other non-current assets	2,907	2,756
TOTAL ASSETS	$93,864	$93,394
LIABILITIES AND EQUITY
Commercial paper and other short-term debt	$50	$14
Current portion of long-term debt	730	740
Trade payables	4,610	4,753
Accrued marketing	874	804
Interest payable	315	268
Other current liabilities	2,485	2,485
Total current liabilities	9,064	9,064
Long-term debt	20,970	21,061
Deferred income taxes	10,609	10,536
Accrued postemployment costs	209	205
Long-term deferred income	1,525	1,534
Other non-current liabilities	1,643	1,542
TOTAL LIABILITIES	44,020	43,942
Redeemable noncontrolling interest	47	4
Equity:
Common stock, $0.01 par value	12	12
Additional paid-in capital	52,954	53,379
Retained earnings/(deficit)	(905)	(1,682)
Accumulated other comprehensive income/(losses)	(1,812)	(1,824)
Treasury stock, at cost	(605)	(587)
Total shareholders' equity	49,644	49,298
Noncontrolling interest	153	150
TOTAL EQUITY	49,797	49,448
TOTAL LIABILITIES AND EQUITY	$93,864	$93,394

	Schedule 8
The Kraft Heinz Company Condensed Consolidated Statements of Cash Flow (in millions) (Unaudited)
	For the Three Months Ended
	March 26, 2022	March 27, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$781	$568
Adjustments to reconcile net income/(loss) to operating cash flows:
Depreciation and amortization	220	222
Amortization of postemployment benefit plans prior service costs/(credits)	(4)	(2)
Divestiture-related license income	(14)	—
Equity award compensation expense	34	51
Deferred income tax provision/(benefit)	23	127
Postemployment benefit plan contributions	(7)	(9)
Goodwill and intangible asset impairment losses	(11)	230
Nonmonetary currency devaluation	4	4
Loss/(gain) on sale of business	1	19
Other items, net	(69)	30
Changes in current assets and liabilities:
Trade receivables	(123)	(34)
Inventories	(382)	(101)
Accounts payable	6	(11)
Other current assets	(91)	(54)
Other current liabilities	118	(230)
Net cash provided by/(used for) operating activities	486	810
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(214)	(227)
Payments to acquire business, net of cash acquired	(241)	—
Proceeds from sale of business, net of cash disposed and working capital adjustments	(20)	—
Other investing activities, net	6	11
Net cash provided by/(used for) investing activities	(469)	(216)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(9)	(1,014)
Debt prepayment and extinguishment costs	—	(103)
Dividends paid	(490)	(489)
Other financing activities, net	14	(37)
Net cash provided by/(used for) financing activities	(485)	(1,643)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	2	(8)
Cash, cash equivalents, and restricted cash
Net increase/(decrease)	(466)	(1,057)
Balance at beginning of period	3,446	3,418
Balance at end of period	$2,980	$2,361

	Schedule 9
The Kraft Heinz Company Reconciliation of Net Cash Provided By/(Used For) Operating Activities to Free Cash Flow (in millions) (Unaudited)
	For the Three Months Ended
	March 26, 2022	March 27, 2021
Net cash provided by/(used for) operating activities	$486	$810
Capital expenditures	(214)	(227)
Free Cash Flow	$272	$583